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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

1. PARTIES; EFFECTIVE DATE. This Employment Agreement ("Agreement") is between Supply Tech, Inc., a Michigan corporation with offices at 1000 Campus Drive, Ann Arbor, Michigan 48104 (the "Company") and R. David Bursiek of 10215 Governors Drive, Chapel Hill, North Carolina 27514 ("Employee" or "you"). This Agreement is effective as of December 1, 1996 ("Effective Date").

2.       NATURE OF AGREEMENT; "AT-WILL" EMPLOYMENT.

         (a) The Company is the developer, owner and distributor of certain Electronic Data Interchange computer software and bar coding software, and provides various related products and technological and professional services related to such software (the "Company's Business"). The Company wishes to hire you as an employee. Your job responsibilities are generally described in Exhibit A of this Agreement. Your responsibilities could change as the Company obtains new projects and reassigns responsibilities. These changes may be communicated orally, or in writing.

         (b) This is not a contract for a specific period of time, and is not a promise of continued employment. You are an employee "at will," which means that the Company can terminate your employment for any reason, with or without "cause," and with or without notice. You, too, have the right to terminate your employment with the Company at any time, with or without cause, and with or without notice to the Company.

         (c) You agree to devote your full business time and best efforts to the Company while employed by the Company. You shall not be employed by (or retained as a consultant for) any other company providing products or services similar to the Company's Business. While employed by the Company, you shall not engage in any activity that will have an adverse effect upon your ability to perform the obligations under this Agreement.

3.       COMPENSATION; COMPANY POLICIES.

         (a) The Company shall compensate you, and shall provide you the employment benefits, set forth in Exhibit A, which may be amended from time to time by the Company. Upon the termination of your employment with the Company, you shall be paid severance pay (if applicable) in accordance with the terms and conditions of Section 8 of this Agreement.

         (b) The Company may develop additional personnel policies, including policies relating to benefits, terms and conditions of employment, and any terms relating to or affecting the operation of the Company, including rules, procedures and regulations required by U.S. or state governments or their agencies. You agree that compliance with those policies, terms and conditions is a condition of continued employment with the Company.

4.       THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS.

         (a) In the course of your employment with the Company, you may have access to information or materials that are considered trade secret, confidential and/or proprietary by the Company ("Information"). Information permits the development and commercialization of competitive and unique products and services, and is protected by the Company from unauthorized use and disclosure. Information includes, but is not limited to, technical know-how, procedures, technical specifications, designs, software (both object code and source code), results of testing, programmer documentation, protocols, processes, compilations of data, strategic plans, sales and marketing plans, customer information, supplier information, financial information and proposed agreements. Information also includes all written materials identified in writing as "Confidential" or "Proprietary" or such similar proprietary legend, and oral information



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                  disclosed in connection with the Information. Information also includes "Proprietary Materials" identified in Section 4(c) below.

         (b) The Company understands that its current employees may have had access to the trade secrets and proprietary information of third parties (that is, persons or companies other than the Company) during their previous employment. These other trade secrets may be owned by the former employers or by clients with whom those former employers did business. The Company does not permit its employees to disclose, use or incorporate into the Company's products or services, the unlicensed trade secrets or proprietary information of third parties. You acknowledge the foregoing, and represent and warrant that you will not disclose to the Company, or incorporate into the Company Information, any trade secrets or proprietary information of third parties.

         (c) Information created by you within the scope of your employment belongs to the Company and is not owned by you individually. This Information includes copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), ideas, inventions (whether patentable or not) know-how, processes, trademarks and other intellectual property, whether proprietary or nonproprietary. You agree that all works of original authorship created during your employment are "works for hire" as that term is used in connection with the U.S. Copyright Act. You agree to disclose promptly to the Company all ideas, inventions, improvements, works of original authorship, know-how, trade secrets, processes and the like, developed or discovered by you in the course of your employment relating to the business of the Company, or to the prospective business of the Company, or which utilizes the Company Information or staff services ("Proprietary Materials"). To the extent that, by operation of law, you retain any intellectual property rights in such Proprietary Materials, you hereby assign to the Company all right, title and interest in all such Proprietary Materials, including copyrights, patents, trade secrets, trademarks and know-how. As used in this Agreement, "Information" includes "Proprietary Materials."

         (d) You agree to cooperate with the Company, at the Company's expense, in the protection of the Company Information and the securing of the Company's proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with the Company.

         (e)      You agree (i) to not use Information for your own benefit,
                  (ii) to not disclose Information to any other company or person without the written permission from a Company officer;
                  (iii) and to return to the Company all Information and Company materials upon termination of your employment. You have no obligation to maintain as confidential any Information that is entirely in the public domain, or is known to you prior to disclosure by the Company as evidenced by written, dated records in your possession, or is received lawfully by you without the breach of any obligation of confidentiality owed to the Company.

         (f) You may also have access to information that is considered confidential by third parties with whom the Company does business, such as customers, suppliers, OEMs and consultants ("Clients"). Such client information shall be maintained as confidential in accordance with the procedures identified above.

5.       NONSOLICITATION AND NONCOMPETE.

         (a)      As used in this Section 5, the term "Restricted Period" means:
                  (1) the number of months for which severance pay is paid to you in accordance with Section 8 of this Agreement in the event that you are terminated by the Company for a reason other than gross negligence or fraud; or (2) in all other cases, 12 months. As used in this Section 5, the



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                  term "Indirectly" means as an employee, agent, consultant, advisor, principal, proprietor, owner, partner or shareholder (other than by holding shares listed on a stock exchange that does not exceed 5% of the outstanding shares listed).

         (b) During the term of your employment and during the Restricted Period thereafter, you agree not to directly or indirectly hire, or solicit for hire, any then-current Company employees, or to contact them for the purpose of inducing them to leave the Company.

         (c) During the term of your employment and during the Restricted Period thereafter, you agree not to directly or indirectly:
                  (i) contact any then-current Company customers for the purpose of inducing them to leave the Company or to discourage them from doing business with the Company; or (ii) within the geographic area to which you were assigned to work by the Company during the immediately preceding year, compete with the Company or engage in an business which is competitive with the Company's Business, without the express prior written approval of the Company.

6.       ENFORCEMENT OF AGREEMENT; INJUNCTIVE RELIEF; ATTORNEYS' FEES AND
         EXPENSES.

         You acknowledge that violation of this Agreement will cause irreparable damage to the Company, entitling it to injunctive relief and possible money damages. If you violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, you agree that you are obligated to pay all the Company's costs of enforcement of this Agreement, including attorneys' fees and expenses. The parties agree that any litigation over this Agreement shall be in a court of competent jurisdiction in Washtenaw County, Michigan, or the Eastern District of Michigan, Southern Division, and the parties hereby consent to personal jurisdiction and venue in such courts.

7. DRUG/ALCOHOL POLICY. While on company time or in the representation of the Company, it is understood that there will be no use of illegal mind-altering drugs or chemicals. It is also understood that upon arrival to work that there will be no traces of mind-altering drugs or chemicals in the employee's body. This includes amount of blood alcohol that is beyond legal driving limits. As alcohol is not considerate an illegal drug, it is understood that its mind-altering effects can reduce employees judgment and is not to be consumed during normal business hours. It is understood that if alcohol is being served at an event in which the Company has not been hired to provide services for, an employee may consume alcohol, but must not exceed the legal blood level for driving. Failure to comply with the above may result in termination of employment.

8.       SEVERANCE PAY.

         (a) As used in this Section 8, the term "Base Salary" means only the base salary paid to you and does not include bonus, benefits, expenses, or options, if any.

         (b) Upon the termination by the Company of your employment with the Company for any reason other than for gross negligence or fraud, you shall be paid severance pay in accordance with the following terms and conditions.

                  (i) If your employment with the Company is terminated during the first year of your employment, you shall be paid a severance pay equal to 6 months of your Base Salary as of the date of termination;

                  (ii) If your employment with the Company is terminated during the second year of your employment, you shall be paid a severance pay equal to 9 months of your Base Salary as of the date of termination; or



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                  (iii)    If your employment with the Company is terminated at
                           any time after the second year of your employment, you shall be paid a severance pay equal to 12 months of your Base Salary as of the date of termination.

9.       GENERAL.

         (a) This Agreement shall be construed in accordance with the laws of the state of Michigan, and shall inure to the benefit and be binding upon the parties and their heirs, representatives, successors and assigns.

         (b) The terms of this Agreement are deemed to be severable, with the effect that if any of the provisions of this Agreement shall be held to be invalid or enforceable by any court of competent jurisdiction, such provision shall be deemed revised so as to reflect the intent of the parties expressed therein and such revisions or determinations of invalidity or unenforceability shall not affect any other provision of this Agreement.

         (c) This Agreement contains the entire understanding of you and the Company with respect to the subject matter of employment; and the status of employment at will cannot be amended except by a written agreement between the parties. You represent that you have not been given any oral or written promises relating to employment that are not contained in this Agreement, including in any of the Exhibits, which are made a part of this Agreement.


                 THE PARTIES HAVE READ THE FOREGOING AGREEMENT,
               UNDERSTAND ITS TERMS AND AGREE TO BE BOUND BY THEM.

SUPPLY TECH, INC.                                 EMPLOYEE


By:
   ------------------------------------           ------------------------------
   Ted C. Annis                           R. David Bursiek
   Its:  Chief Executive Officer



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